Exhibit 99.1

Exicure, Inc. Reports First Quarter 2019 Financial Results
and Reviews Corporate Progress

CHICAGO, IL. and CAMBRIDGE, MA. - May 8, 2019 - Exicure, Inc. (OTCQB: XCUR), a pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) constructs, today reported financial results for the first quarter ended March 31, 2019 and provided an update on corporate progress.

“Exicure continues to drive our SNA technology into the clinic and expand our therapeutic areas of interest. In the first quarter of 2019, we opened four clinical sites and began enrolling patients in the Phase 1b/2 trial of AST-008 for patients with advanced or metastatic solid tumors including, Merkel cell carcinoma, melanoma, squamous carcinoma and squamous cell carcinoma of the head and neck,” said Dr. David Giljohann, Chief Executive Officer of Exicure. “We are also pursuing significant unmet medical need in rare dermatological indications through our partnership with Dermelix and are expanding our platform in neurology.”

Corporate Progress

•	Launched Phase 1b/2 clinical trial of AST-008—AST-008 is an SNA consisting of toll-like receptor 9, or TLR9, agonists designed for immuno-oncology applications.

◦	Received authorization from the FDA for a Phase 1b/2 clinical trial of AST-008

◦	Opened four clinical sites and began dosing patients

◦	Expects to release results of the Phase 1b stage of this trial late in 2019

•
Entered into partnership with Dermelix for rare dermatological conditions—Dermelix will initially develop a targeted therapy for the treatment of Netherton Syndrome (NS) and Exicure is currently screening sequences against the target genes.

•
Presented a scientific poster at ARVO 2019—This poster showed that in a rat eye model, our SNAs distributed to both the back and the front of the eye, persisted in the eye longer than did conventional oligonucleotides, and did not cause inflammation. These data support the therapeutic potential of SNAs for treating retinal and corneal eye diseases.

•
Presented a scientific poster at AAN 2019—This poster demonstrated that SNAs containing the same sequence as the approved SMA drug nusinersen, delivered by intrathecal injection to rats, widely distributed throughout the CNS and persisted to a greater extent than did nusinersen. These data support the therapeutic potential of SNAs for treating CNS disorders.

First Quarter 2019 Financial Results and Financial Guidance

Cash Position: As of March 31, 2019, Exicure had cash and cash equivalents of $22.2 million compared to $26.3 million as of December 31, 2018.

Research and Development (R&D) Expenses: Research and development expenses were $3.4 million for the quarter ended March 31, 2019, compared to $3.3 million for the quarter ended March 31, 2018.

The increase in research and development expense of $0.1 million was primarily due to higher platform and discovery-related expense of $0.2 million and higher employee related expenses of $0.2 million, mostly offset by lower clinical development programs expense of $0.3 million.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.2 million for the quarter ended March 31, 2019, compared to $2.0 million for the quarter ended March 31, 2018. The increase in general and administrative expenses of $0.2 million was primarily due higher compensation and travel expenses, partially offset by lower legal fees.

Net Loss: Net loss was $5.3 million for the quarter ended March 31, 2019, compared to net loss of $5.5 million for the quarter ended March 31, 2018. The $0.2 million reduction in net loss is due to the $0.5 million in other income attributable to the (non-cash) fair value adjustment of our common stock warrant liability, partially offset by the increase in operating expenses of $0.3 million as described above.

Cash Runway Guidance: Exicure believes that, based on its current operating plans and estimates of expenses, as of the date of this press release, its existing cash and cash equivalents as of March 31, 2019, will be sufficient to meet its anticipated cash requirements into early 2020.

About Exicure, Inc.

Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for immuno-oncology, inflammatory diseases and genetic disorders based on our proprietary Spherical Nucleic Acid, or SNA™ technology. We believe Exicure's proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure's lead program is in a Phase1b/2 trial in patients with advanced solid tumors. Exicure is based outside of Chicago, IL. www.exicuretx.com
Forward Looking Statements
This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, the Company’s technology, potential therapies, cash requirements and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: unexpected costs, charges or expenses that reduce cash runway; that Exicure’s pre-clinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the cost, timing and results of clinical trials; that many drug candidates that have completed Phase 1 trials do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll patients in clinical trials; possible safety and efficacy concerns; regulatory developments; and the ability of Exicure to protect its intellectual property rights. Risks facing the Company and its programs are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement (including without limitation its cash runway guidance) or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:
MacDougall
Karen Sharma
781-235-3060
ksharma@macbiocom.com

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$22,196	$26,268
Accounts receivable	3	—
Unbilled revenue receivable	—	3
Receivable from related party	3	10
Prepaid expenses and other assets	1,414	1,382
Total current assets	23,616	27,663
Property and equipment, net	977	1,061
Other noncurrent assets	591	32
Total assets	$25,184	$28,756
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,807	$—
Accounts payable	848	500
Accrued expenses and other current liabilities	1,591	1,543
Current portion of deferred revenue	975	—
Total current liabilities	8,221	2,043
Long-term debt, net	—	4,925
Common stock warrant liability	428	797
Other noncurrent liabilities	380	39
Total liabilities	$9,029	$7,804

Stockholders’ equity:
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 44,358,000 issued and outstanding, March 31, 2019 and December 31, 2018	4	4
Additional paid-in capital	76,431	75,942
Accumulated deficit	(60,280)	(54,994)
Total stockholders' equity	16,155	20,952
Total liabilities and stockholders’ equity	$25,184	$28,756

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended, March 31,
	2019	2018
Revenue:
Collaboration revenue	$25	$36
Total revenue	25	36
Operating expenses:
Research and development expense	3,395	3,275
General and administrative expense	2,208	2,045
Total operating expenses	5,603	5,320
Operating loss	(5,578)	(5,284)
Other income (expense), net:
Interest expense	(183)	(161)
Other income (loss), net	475	(64)
Total other income (loss), net	292	(225)
Net loss	$(5,286)	$(5,509)

Basic and diluted loss per common share	$(0.12)	$(0.14)
Basic and diluted weighted-average common shares outstanding	44,358,000	39,357,289